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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No.    )*




                                 Merrill Corporation
--------------------------------------------------------------------------------
                                   (Name of Issuer)



                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)



                                      590175105
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                       12-31-98
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /X/  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     / /  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.      590175105
          --------------------


     Mairs and Power Growth Fund, Inc.
--------------------------------------------------------------------------------
(1)  Names of Reporting Persons.
     I.R.S. Identification Nos. of above person (entities only).


     41-6019924
--------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     St. Paul, Minnesota USA
--------------------------------------------------------------------------------

 Number of              (5)  Sole Voting Power
 Shares
 Beneficially                965,000
 Owned by               -------------------------------------------------------
 Each Reporting
 Person With:           (6)  Shared Voting Power
                             N/A
                        -------------------------------------------------------
                        (7)  Sole Dispositive Power
                             965,000
                        -------------------------------------------------------
                        (8)  Shared Dispositive Power

                             N/A
--------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

          965,000
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)       / /

--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

          5.9%
--------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

          IV
--------------------------------------------------------------------------------

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ITEM 1.

     (a)  Name of Issuer
          Merrill Corporation
     ---------------------------------------------------------------------------

     (b)  Address of Issuer's Principal Executive Offices
          One Merrill Circle, St. Paul, MN  55108
     ---------------------------------------------------------------------------

ITEM 2.

     (a)  Name of Person Filing
          Mairs and Power Growth Fund, Inc.
     ---------------------------------------------------------------------------

     (b)  Address of Principal Business Office or, if none, Residence
     332 Minnesota Street, W-1420 First National Bank Bldg., St. Paul, MN  55101
     ---------------------------------------------------------------------------

     (c)  Citizenship
          USA
     ---------------------------------------------------------------------------

     (d)  Title of Class of Securities
          Common Stock
     ---------------------------------------------------------------------------

     (e)  CUSIP Number
          590175105
     ---------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240, 13D-1 (b) OR 240, 13d-2 (b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78c).

     (b)       / /  Bank as defined in section 3(a)(6) of the Act (15
               U.S.C. 78c).

     (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) /X/ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) / / An investment adviser in accordance with section 240. 13d-1(b)(1)(ii)(E).

     (f) / / An employee benefit plan or endowment fund in accordance with section 240. 13d-1(b)(1)(ii)(F).

     (g) / / A parent holding company or control person in accordance with section 240. 13d-1(b)(1)(ii)(G).

     (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)       / /  Group, in accordance with section 240, 13d-1(b)(1)(ii)(J).

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ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

               965,000 shares
     ---------------------------------------------------------------------------

     (b)  Percent of class:

               5.9%
     ---------------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote
                         965,000
                     -----------------------------------------------------------

               (ii)  Shared power to vote or to direct the vote
                         N/A
                     -----------------------------------------------------------

               (iii) Sole power to dispose or to direct the disposition of
                         965,000
                     -----------------------------------------------------------

               (iv)  Shared power to dispose or to direct the disposition of
                         N/A
                     -----------------------------------------------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following.    / /


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

               N/A

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ITEM 10.  CERTIFICATION


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                             February 10, 1999
                                   ---------------------------------------------
                                                    Date



                                   ---------------------------------------------
                                                  Signature


                                        George A. Mairs, III / President
                                   ---------------------------------------------
                                                  Name/Title